Sub-License Agreement

This agreement (“Sub-License Agreement”) is made by and between Roundhill Financial Inc. (“Licensee”), whose principal offices are located at 154 West 14th Street, Floor 2, New York, New York 10011 and Roundhill S&P Dividend Monarchs ETF (“Sub-Licensee”), whose principal offices are located at 154 West 14th Street, Floor 2, New York, New York 10011.

WHEREAS, Licensee and S&P Opco LLC (a subsidiary of S&P Dow Jones Indices, LLC) (“S&P”), a Delaware limited liability company whose principal offices are located at 55 Water Street, New York, New York 10041, previously entered into that certain ETF Master Agreement and that certain related ETF License Number 1, both dated as of July 15, 2023 (collectively, the “License Agreement”) governing Licensee’s use of (i) the S&P Dividend Monarchs Index and the proprietary data contained therein (“Index”) and (ii) “S&P®” and the “S&P Dividend Monarchs Index” as registered trademarks, trade names and service marks (“Marks”); and

WHEREAS, pursuant to Section 3 of the License Agreement, Licensee hereby grants to Sub-Licensee a non-exclusive and non-transferable sublicense to use the Index and Marks in connection with the issuance, distribution, marketing and/or promotion of shares of the Sub-Licensee.

NOW THEREFORE, in consideration of the premises and the mutual covenants and conditions herein, Licensee and Sub-Licensee, intending to be legally bound, agree as follows:

Section 1. Scope of Sub-License. Sub-Licensee hereby acknowledges that it has received, reviewed, and understands the License Agreement. Except as noted herein, Sub-Licensee hereby obligates itself to all the terms, conditions, and obligations of the License Agreement as if Sub-Licensee were the Licensee thereunder, all of which terms, conditions and obligations are hereby incorporated into and made a part of this Sub-License Agreement. Sub-Licensee agrees that S&P is an intended third-party beneficiary under this Sub-License Agreement and may exercise any rights against Sub-Licensee and shall enjoy the same protections and limits on its liability as pertaining to Sub-Licensee (including, without limitation, limitation of liability, indemnification, or audit rights) in each case, that are granted to S&P under the Licensee to the same extent as if Sub-Licensee were directly contracting with S&P. Sub-Licensee agrees it will not assert against S&P any defense, claim, or right Sub-Licensee may have against Licensee, including those of set-off, abatement, counter-claim, contribution, or indemnification.

Section 2. No Further Sub-License. All references in the License Agreement to sub-licenses and sub-licensees, including any right of sub-licensee to grant further sub-licenses or to permit further sub-licensees are not applicable to this Sub-License Agreement. Sub-Licensee is expressly prohibited from any further sub-licensing of the Index or Marks.

Section 3. Term. The term (“Term”) of this Sub-License Agreement shall be commensurate with the “Term” under the License Agreement, and without limiting the foregoing, the Term shall automatically terminate, without notice, if (i) the “Term” of the License Agreement terminates for any reason, or (ii) Licensee ceases to exercise investment discretion over the Sub-Licensee . Upon expiration or earlier termination of the Term, the Sub-Licensee’s right to use the Index and Marks shall promptly terminate in accordance with Section 7.5 of the License Agreement.

Section 4. General Provisions. The provisions of the License Agreement govern this Sub-License Agreement. All terms and definitions used in this Sub-License Agreement, unless otherwise indicated, have the same meanings and definitions as in the License Agreement. Licensee has no authority to waive, renegotiate, or forgive any provision of the License Agreement as it applies to Sub-Licensee.

IN WITNESS WHEREOF, the parties hereto have caused this Sub-License Agreement to be executed by their duly authorized officers.

Roundhill Financial Inc. (“Licensee”)

By:	/s/ Timothy Maloney

Name: Timothy Maloney

Title: Chief Investment Officer

Effective Date: October 19, 2023

Roundhill S&P Dividend Monarchs ETF (“Sub-Licensee”)

By:	/s/ Timothy Maloney

Name: Timothy Maloney

Title: President

Effective Date: October 19, 2023